HCI VIOCARE

NOTICE OF STOCK AWARD

SERGIOS KATSAROS, you have been granted a stock award of the Common Stock (the “Common Stock”) of HCI Viocare as follows:

Grant number:	0003
Date of Grant:	March 1, 2016
Vesting Commencement Date:	See vesting schedule below
Total Number of Award Shares Granted:	300,000 COMMON SHARES
Term/Expiration Date:	N/A

VESTING SCHEDULE:  This Award may be issued, in whole or in part, in accordance with the following schedule:

•	100,000 common shares shall vest as of the date of Grant (March 1, 2016);
•	100,000 common shares shall vest on the six month anniversary of the date of Grant (October 1, 2016); and,
•	100,000 common shares shall vest on the one year anniversary of the date of Grant (March 1, 2017).